Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Dreyfus Investment Funds and

The Board of Directors of Dreyfus BNY Mellon Funds, Inc.:

We consent to the use of our reports, dated November  26, 2014, with respect to the financial statements of Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, and Dreyfus Tax Sensitive Total Return Bond Fund , each a series of Dreyfus Investment Funds, as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

We also consent to use of our report dated January 21, 2014, with respect to the statement of assets and liabilities (in organization) of Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc., as of January 15, 2014, included in the Statement of Additional Information.

                                                            /s/ KPMG LLP

New York, New York

January 26, 2015